Shareholder Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES QUARTERLY DIVIDEND

Rockland, MA (September 19, 2019) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.44 per share dividend. The dividend will be payable on October 11, 2019, to stockholders of record as of the close of business on September 30, 2019.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services.  Rockland Trust serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.